Exhibit 4.1

AMENDMENT NO. 1 TO THE SECOND AMENDED AND

RESTATED WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of November 15, 2024 by and between Falcon’s Beyond Global, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Second Amended and Restated Warrant Agreement, dated as of November 3, 2023 (the “Existing Warrant Agreement”, and as amended by this Amendment, the “Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants; and

WHEREAS, the Company desires to amend the Existing Warrant Agreement to, among other things, (i) provide that the Public Warrants may not be exercised commencing with the Effective Date (as defined below) and (ii) require the holders of the Public Warrants to exchange all of the outstanding Public Warrants for shares of Class A Common Stock on the Exchange Date (as defined below) at the exchange ratio of 0.25 shares of Class A Common Stock per Public Warrant, on the terms and subject to the conditions set forth herein; and

WHEREAS, the requisite number of Registered Holders of Public Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.	Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding a new “Section 6.6” immediately following “Section 6.5,” which shall read as follows:

“6.6 Mandatory Exchange of Public Warrants.

6.6.1 Mandatory Redemption of Public Warrants. Notwithstanding any other provision in the Warrant Agreement to the contrary, on October 6, 2028 (the “Exchange Date”), all of the Public Warrants then outstanding shall, automatically and without any action by the Registered Holders thereof, be exchanged and deemed transferred by such Registered Holder to the Company for shares of Class A Common Stock, at the exchange ratio of 0.25 shares of Class A Common Stock for each Warrant held by the holder thereof (the “Warrant Shares Consideration”) (subject to equitable adjustment by the Company in the event of any stock dividend, stock split, consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, provided, however, for the avoidance of doubt, that the initial exchange ratio of 0.25 shares of Class A Common Stock per Public Warrant will not be adjusted to reflect the stock dividend declared by the Company on September 30, 2024). If any holder of Public Warrants would otherwise be entitled to receive fractional shares as Warrant Shares Consideration, the number of shares of Class A Common Stock to be received as Warrant Shares Consideration shall be rounded down to the nearest whole number.

6.6.2 Notice to Holders of Public Warrants. Notice of (i) the exchange and (ii) the amendments to the Warrant Agreement whereby on or after the Effective Date (a) the Public Warrants may not be exercised and (b) the Registered Holders shall cease to have any rights with respect to the Public Warrants other than the right to receive the Warrant Shares Consideration on the Exchange Date shall be included in the definitive information statement on Schedule 14C (the “Information Statement”) to be sent by the Company at least 20 business days prior to the Effective Date (as defined below) to the Registered Holders of the Public Warrants at their last addresses as they shall appear on the registration books. Any notice included in an Information Statement sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of the exchange following the mailing of such Information Statement.

6.6.3 Exercise of Public Warrants; Other Rights of Holders of Public Warrants. The Public Warrants may be exercised at any time after notice shall have been given by the Company pursuant to Section 6.6.2 hereof and prior to the effective date of this Amendment, which effective date shall be the next business day following the twentieth business day after the mailing of the Information Statement to the Registered Holders (the “Effective Date”). On and after the Effective Date, the Public Warrants may not be exercised and the Registered Holder shall cease to have any rights with respect to the Public Warrants other than the right to receive the Warrant Shares Consideration on the Exchange Date. The Warrant Agreement shall be deemed terminated on the Exchange Date.”

2.	Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Public Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.3 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

FALCON’S BEYOND GLOBAL, INC.

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Steven Vacante
	Name:	Steven Vacante
	Title:	Vice President

[Signature Page to Warrant Agreement Amendment]

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